EXHIBIT 99.1
2013 3rd Quarter Earnings Webcast Presentation
October 25, 2013 1:00 P.M. (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares, Inc.; President & CEO
Michael J. Hughes; National Penn Bancshares, Inc.; SEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares, Inc.; SEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, everyone, and welcome to the National Penn Bancshares Third Quarter 2013 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.
This call and the accompanying presentation slides located on National Penn’s Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today’s call and the slides will also be furnished on the SEC Form 8-K. National Penn’s earnings release was posted earlier today to National Penn’s Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K. This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.
It is now my pleasure to turn the conference over to National Penn’s President and CEO, Scott Fainor. You may begin.
Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor: Thank you for joining our Third Quarter 2013 Earnings Webcast Conference Call today. I’m joined by Mike Hughes, our Chief Financial Officer; and Sandy Bodnyk, our Chief Risk Officer.
Slide Number 3 in our presentation outlines some of the highlights of our third quarter. National Penn reported another solid, consistent quarter of financial performance as we delivered $0.17 per share and a strong 1.17% return on assets [ROA]. We’re very pleased with these quarterly results.
We’ve been stating in previous quarters that our number one priority is quality loan growth. As we have discussed this in previous quarters, we know that that loan growth has been slow to materialize in 2013. However, I still remain encouraged when I look at our loan pipelines - the volumes within those categories, our calling efforts, our continued focus on newly-booked quality commercial loan business, and how that has come to bear in National Penn throughout the year.
The strategic initiatives that we have in place to grow loans, not only for remaining part of 2013 but as we go into 2014, will continue to be executed upon, and despite the still sluggish economy and competitive landscape, we’re going to stay focused on these initiatives. Mike is going to go into some further detail in a few moments. I always talk about our strong asset quality and this quarter is no different. This story about strength in asset quality continues at National Penn. Based on the strength of our balance sheet and the solid financial performance for the quarter, National Penn once again has declared a fourth quarter cash dividend of $0.10 per share.
I’ll now turn the presentation over to Mike Hughes. Mike?
Michael J. Hughes, SEVP and Chief Financial Officer:
Mike Hughes: Thanks, Scott. I’ll start on slide four on the points that Scott previously made regarding the EPS [earnings per share] and the ROA. You can see that our return on assets is among the strongest in the peer group.
Looking at slide five and the [net interest] margin, year-to-date was 3.51% and comparable to last year - a job well done in a difficult rate environment. In the quarter, the margin was 3.49%, down from 3.53% in the previous quarter, and we affirm our guidance that the margin will be in the 3.50% range for the year [2013].
As we look at loans on slide six, loans have grown modestly throughout the year. We’re disciplined in our approach to growing loans, primarily due to a limited appetite for long-term fixed rate lending in this rate environment.
Competitive pricing has not reflected a move of over 100 basis points in the 10-year swap rates. About 40% to 50% of our new floating rate loan originations have been swapped, giving our customers the benefit of the current rate environment. It also positions our interest rate sensitivity better and produces fee income, but reduces current net interest income. We continue to allow the mortgage portfolio to decline and have sold the long-term fixed rate originations.
On slide seven, in the quarter, we secured some municipal deposits to replace FHLB [Federal Home Loan Bank] advances. This was a short-term opportunity and we anticipate utilizing our capacity in FHLB in future quarters. This was substitute financing as average earning assets were comparable quarter-over-quarter.
Asset quality improved quarter-over-quarter with classified assets down 7% in the quarter and 26% year-over-year. Non-performing loans were relatively flat quarter-over-quarter. Again, they’re valued at about $0.55 on the dollar considering charge-offs and specific reserves. Net charge-offs are relatively flat in that $4 million to $5 million range, as is the [loan loss] provision at $1.5 million to $1.25 million. You can see down at the bottom of the slide the comparison to the peer group is very strong with our ratio of non-performing loans to loans at 1.04% and our coverage ratio at 184%.
As it relates to other income in the quarter, Wealth continues to perform well, both in the asset management and the brokerage businesses. Mortgage banking income declined from $2.1 million to $1.6 million as refinance activity declined in the quarter. We recorded approximately $700,000 of other income in the quarter related to an investment in a mezzanine investment fund. We record these gains when underlying investments are liquidated, and these gains are of a recurring nature on an annual basis.

On slide ten, when you look at operating expenses in the year-to-date period, operating expense is up a little over $1 million for the nine months, less than 1%. In the upper left-hand side of the slide, you can see that, on a quarterly basis, operating expense is relatively flat in that $52 million to $53 million range.
Finally on slide 11, the strong earnings performance and the internal generation of capital resulted in an excess capital position, despite the capital management initiatives we’ve executed - the repurchase of 5% of the shares in the prior year and the redemption of the retail trust preferred. The graph on the upper right gives some context as to the level of excess capital, and we will be finalizing our annual capital plan in the fourth quarter [2013] and evaluating capital planning strategies for 2014.
As it relates to 2014, we’re in the midst of our strategic planning and budgeting process, and we’ll provide some guidance as it relates to 2014 in January. Generally, I would say we’re focused, as Scott mentioned, on loan growth, M&A [mergers and acquisition] opportunities, capital management including a share repurchase, and a deeper review of expense reduction opportunities including a rationalization of the branch network.
With that, I’ll turn it back to Scott.
Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor: Thank you, Mike. In summary, we continue to stay focused on building long-term shareholder value and slide number 12 outlines our thoughts about National Penn:

•	Consistent performance at a relatively high level as evidenced by our 1.17% return on assets this quarter;

•	Our ongoing management of the net interest margin to mitigate compression in this extended low-interest rate environment;

•
There’s a continuing focus on quality loan growth, as not only I said in my opening remarks, but as Mike said in his comments. This quality loan growth will materialize in the future and we’re still focused on growth in revenue and fee income. I remain encouraged, as I said earlier, that at this time we still sense some positive momentum building when we talk with our customers and new prospective customers in all the markets that we serve;

•	We also continue with sustained strong asset quality metrics. That story continues at National Penn and will continue in the future.

•
A balance sheet that positions us well for disciplined growth and capital management, not only for the remaining part of 2013 as Mike outlined some of those important items, but also for strength in capital management as we set the tone for 2014. This includes M&A which remains an important part of our growth strategy. We continue proactively to look for partners who would like to join National Penn.

And finally, I would like to note that we’ve made substantial progress on our corporate relocation plan, which we’ve talked about in previous quarters. We started the internal fit-out on both our new Reading Area Business Center and our new headquarters at Allentown. We are on schedule to begin moving our teams into these locations toward the end of 2013 and beginning of 2014, and we remain excited about the opportunities these new locations present to all of our employees.

We’re now going to open up the line for questions.
QUESTION AND ANSWER SECTION
Operator: [Operator instructions].
Our first question comes from the site of Bob Ramsey with FBR. Your line is now open.
Bob Ramsey: You mentioned on the conference call in your prepared remarks that you’re looking at rationalization of the branch network. I was just wondering if you could elaborate a little bit on what has prompted that, what you’re looking for, and what the opportunity may be?
Mike Hughes: When you look at the investment we’ve made in technology as it relates to mobile banking, the enhancement of ATMs, and some things we’re looking at prospectively, we are in the early stages of the budgeting and strategic planning process. We’re not in a position to say we will close branches, but it is something that as we move into 2014, we’re certainly taking a hard look at.
Scott Fainor: Our Chief Banking Officer, Dave Kennedy, has continued throughout 2012 and 2013 to look at branch profitability, and his team that runs our entire network is very focused on making sure that each office is contributing. But as you know, with the low interest rate environment and a sluggish economy, we’re going to continue to look for more contribution and more leverage out of that network.
Bob Ramsey: Okay. You also mentioned again the headquarters move, which is quickly coming up here. Remind me how we should think about the financial impact of the headquarters move in terms of what impact it has on your costs once the move itself is done?
Mike Hughes: On an ongoing basis that cost is in the hundreds of thousands [of dollars] on an annual basis, as opposed to the millions. Now, we will, either in the fourth [quarter of 2013] or first quarter [of 2014], have some non-recurring costs related to the move itself, but on an ongoing basis it’s relatively immaterial.
Bob Ramsey: Great, then maybe a last question. You guys really have made tremendous progress on the credit quality front. You’ve still got what I think is a pretty big allowance. What are you guys looking for to begin moving that further down?
Mike Hughes: If you look over the trend, and you can look not only at this year but at the prior year, we have released reserves over time in what I would believe is a prudent and conservative way. The drivers of that reserve are loan growth, which hasn’t materialized to a great extent, net charge-offs which you see year-over-year have come down somewhat and we’d like to see come down further, and classified assets. So you’ve seen a trend where as asset quality has improved, the reserve has been reduced, and I think that would be the drivers of future releases.
Bob Ramsey: Great. Thank you very much guys.
Operator: Our next question comes from the site of David Darst with Guggenheim Securities. Your line is now open.

David Darst:    Scott, I guess you’re talking about both M&A and buybacks.
Scott Fainor:    Yes.
David Darst:    How should we think about just the balance between the two and maybe the size of a relative transaction? Maybe if you could comment on the frequency you’re having dialog with partners.
Scott Fainor:    As we’ve stated in previous quarters, and I think it goes back into 2012, we said that when we look for partners, we’re looking in-market, contiguous county or contiguous state. We’re looking at relative risk of those partners, banks between $500 million in assets to $5 billion in assets, and we’re trying to find good partners that would like to look at the strength of the currency of National Penn.
When it comes to a share repurchase, we completed our first 5% share buyback in late 2012 and announced it in early 2012. When we’ve stated that we wanted to deploy capital management opportunities and initiatives, we’ve been able to deliver on them. So, that will be analyzed and evaluated.
Mike Hughes: Our priorities would be M&A first and share repurchase second. It’s more than a sound bite here when we say we’ve been disciplined in evaluating acquisitions, because we have and will continue to be so. When you look at the capital base of National Penn, we believe we have the ability to do both. As Scott had said previously, it’s more a balanced approach to the dividend, share repurchase, and M&A, but M&A would be our preference, and as you know it’s more reactive than proactive.
David Darst:    Would you say that the milestone or the primary use of capital in 2013 has been restructuring?
Mike Hughes: I would say the restructuring and the redemption of the retail trust preferred.
David Darst:    Okay.
Scott Fainor:    Yes.
David Darst:    Then you’ve done a good job managing expenses. It sounds like you recognize there’s more that you can focus on. From where you are with your installed base, do you think there’s a lot more on the regulatory front that you need to prepare for that would result in the further ramping of expenses that you’re trying to balance out?
Mike Hughes: The next hurdle for us on the regulatory side is over $10 billion [in assets]. From where we are sitting right now, and as you know, if you look back at Nat Penn over the history since 2010, we have invested in many things that others maybe are going through now. I think we’ve incurred many of those expenses in the run rate.
Scott Fainor:    Especially in our past investments in technology.
Mike Hughes: Correct.
David Darst:    Great. Thank you.

Operator: We will next go to the site of Damon DelMonte with KBW. Your line is now open.
Damon DelMonte: Just a question for you on the deposits. I think you mentioned that the large increase in the NOW accounts is related to municipal deposits. Is that correct?
Mike Hughes: That is correct. We had a short-term opportunity. Two things - you’ve got seasonality as it relates to municipalities and the tax collection season, but there was also another opportunity to upsize that gave us the ability to substitute some of our funding on a short-term basis using municipal deposits as opposed to the Federal Home Loan advances.
Damon DelMonte: So how long do you expect to retain those deposits? Are there some seasonal aspects where you’ll see those trail off in the upcoming quarters?
Mike Hughes: It’s quarters rather than years, but I couldn’t anticipate. You’ll see more fourth to first [quarters] and maybe third to fourth [quarters] over the next year. We look at that as a short-term tactic, not a long-term strategy.
Scott Fainor: Damon, our government banking group, which is a specialized industry group here at National Penn, looks for those opportunities with the strong relationships that we have with all government entities and municipalities whenever they might exist. We evaluate them one at a time.
Damon DelMonte: Okay, perfect. I’m sorry, I’m bouncing between conference calls here, so I apologize if you had addressed this. Mike, could you just talk a little bit about maybe some of the ways to protect the margin in the upcoming quarters?
Mike Hughes: Scott’s earlier comments about loan growth, obviously, that is number one and we are focused on that. Some of my comments were that you’re sacrificing short-term margin to position this company well in any longer-term environment by not going out and doing fixed-rate lending. So loan growth is a key. We would anticipate, as we have said for this year, low-single digits [percentage loan growth]. We’d like it to be a little bit higher, but based upon where the competitive environment is, we’ve been disciplined.
The other thing I would say, as rates stay flat for this extended period of time, is we have continued to address deposit pricing. Although it won’t give us the benefit to the degree it has in prior quarters, we will still get some benefit out of it. So as we move through, our guidance for the year [2013] is 350 [3.50%]. We’re not prepared to give guidance for 2014 and as it relates to longer term, it is loan growth and deposit pricing.
Damon DelMonte: Okay, great. That’s all that I had. Thank you very much.
Operator: We will next go to the site of Chris Marinac with FIG Partners. Your line is now open.
Chris Marinac: I wanted to ask about the net charge-offs. It has been in a relatively tight band the last several quarters. Is there any reason that that could change next year and perhaps go on the lower side of that?
Mike Hughes: When you look at the net charge-offs, they’re in the 30-basis-point range. Certainly, we are focused on that. We have tended to now, on the classified credits, try to develop “stay” strategies rather than exit, so being a little bit more patient. But, we really don’t have a forecast on where net charge-offs are going. I think they’re relatively low. Could they be a little bit better? We hope, but that’s where we are.
Chris Marinac: Okay. I guess a second question that, perhaps for Scott or Sandy or others, is just about the pulse of your customers. Do you sense that folks are more willing to commit to borrowing next year, or is it more of the same compared to your previous quarters’ comments?
Sandy Bodnyk: I think they are thinking about it, but I think there continue to be events in the economy that impact that thinking, so they continue to hold back at the same time. We know that they have projects planned. We know that they want to grow, but they keep getting negative government numbers, negative hiring, and things like the [federal government] shutdown that impedes the thought process.
Scott Fainor:    When I’m out on calls and I’m talking with all different-size revenue customers, there was positive momentum at the end of the second quarter and into the beginning of the third quarter. Then with what was going on in Washington [D.C.], it is the stopping and starting which creates uncertainty, which then has customers pull back, and now we need to create certainty to start having them be more confident. That’s what we’ve been dealing with for the last 18 months to 24 months, the same kind of stopping and starting.
Chris Marinac: Great. I guess, excluding the success you had on the municipal deposits, that’s also driving some of the deposit activity, too, I imagine?
Mike Hughes: That is true. I think loan growth will drive deposit levels, and excluding growth as you’ve seen, the Company has been relatively the same size throughout the year.
Chris Marinac: Great. Thanks for the color, guys.
Operator: We will next go to the site of Blair Brantley with BB&T Capital Markets. Your line is now open.
Blair Brantley: A couple of questions for you. Regarding M&A, it sounds like I guess there have been some active conversations really from active searches out there. Is there anyone designated for that role or was that a team effort?
Mike Hughes: It’s pretty much a team effort and it’s the Office of the President if you will, but it goes to the next level down. So we have a fair number of people involved in looking at transactions.
Blair Brantley: Okay. To change gears, with that borrowing shift with the munis, is there a big rate differential there?
Mike Hughes: That was not a big rate difference. I would say 15 to 20 basis points is probably where we were on a short-term basis.
Blair Brantley: Okay.
Scott Fainor:    Beneficial to us.
Mike Hughes: Yes.

Blair Brantley: Yes, okay. Then just in terms of what you’re seeing out there in loan pricing, obviously it’s very competitive. How are rates comparing versus last quarter in terms of new money coming on?
Scott Fainor:    It’s definitely more competitive. At the same time, we continue to do relationship pricing wherever we can try to get other products and services within a loan proposal and when we can get cash management and more deposits, we’ll balance that out. We’re seeing some of the floors within our deals move away and we are seeing more pressure on loan pricing when we have more competitors bidding on one deal. Overall, we’re going to continue to keep taking more shots on goal.
Our calling efforts are definitely at a higher level this quarter than last quarter and it has been building over the last 18 to 24 months. We’re just going to have to offset that with more fee income business products and services and make it more relationship driven. Cross-selling more products and services.
Mike Hughes: The only thing I’d add to Scott’s comments is that if you look at loan originations on average, our average yield of new loans put on in the second and third quarter are relatively comparable.
Blair Brantley: Okay. Then in terms of production from quarter-to-quarter, is that a pretty steady number or is it trending higher?
Mike Hughes: It’s relatively within a tight band.
Blair Brantley: Okay, alright. Then sorry, just one more final question. I know mortgage is not a big piece of the overall total revenue number, but obviously with the drop this quarter, what are you seeing for the pipeline for Q4 and is there any lag effect or any benefit that may impact this quarter due to accounting and timing differences or anything like that?
Mike Hughes: Yes, it’s a fair comment, Blair. When you look over the last couple of years, go back two or three years, mortgage revenue is a relatively small business line here. It has been between $5 million and $7.5 million in revenue. You’ve seen that trend come down from $2.1 million to $1.6 million this quarter. We’re not going to speculate line by line, but I would suspect that there is a little more pressure to come on the mortgage revenue side in the fourth quarter.
Blair Brantley: Okay. Thank you for your time.
Operator: It appears that we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.
Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor:    We want to thank everyone for all your questions and for joining our Third Quarter 2013 Webcast Conference Call. Everyone have a great weekend and we look forward to talking with you soon.
**END**